Exhibit 3.64

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “RSI STONEWALL LLC” , FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF SEPTEMBER, A.D. 2016, AT 6:16 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6149859 8100 SR# 20165826338	Authentication: 203010912 Date: 09-16-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:16 PM 09/16/2016
FILED 06:16 PM 09/16/2016
SR 20165826338 - File Number 6149859

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is RSI STONEWALL LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd., Ste. 400 in the City of Wilmington, Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 16th day of September, 2016.

RSI Communities – Texas LLC, Member

By:	/s/ Gary Singer
Authorized Person (s)

Name:	Gary Singer